Exhibit 99.1

Holly Energy Partners, L.P.

Completes Previously Announced Offering of 6.50% Senior Notes due 2020

DALLAS, TX, March 12, 2012 — Holly Energy Partners, L.P. (NYSE:HEP) (the “Partnership”) announced today that it and its wholly-owned subsidiary, Holly Energy Finance Corp. (together, with the Partnership, “Holly Energy”), have completed their previously announced offering of $300.0 million in aggregate principal amount of their 6.50% Senior Notes due 2020 (the “New Notes”). Holly Energy is using a portion of the net proceeds from the offering to fund its previously announced cash tender offer (the “Tender Offer”) for any and all of Holly Energy’s 6.25% Senior Notes due 2015 (the “Old Notes”) and the related consent solicitation (the “Consent Solicitation”). The remainder of the net proceeds will be used to pay all or a portion of the principal of the two promissory notes with an aggregate outstanding principal amount of $72.9 million that were issued to wholly-owned subsidiaries of HollyFrontier Corporation in connection with the acquisition of certain pipeline, tankage, loading rack and crude receiving assets located at HollyFrontier Corporation’s El Dorado and Cheyenne refineries and to repay indebtedness under the Partnership’s revolving credit agreement.

The New Notes are senior unsecured obligations of Holly Energy and will rank equally in right of payment with all of Holly Energy’s existing and future senior debt and senior to any future indebtedness of Holly Energy that expressly provides for subordination to the New Notes. The New Notes are guaranteed on a senior unsecured basis by certain of the Partnership’s existing subsidiaries. The New Notes and the related subsidiary guarantees were offered pursuant to a private placement transaction conducted under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”). The New Notes and the related subsidiary guarantees have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the Old Notes nor is this announcement an offer or solicitation of an offer to sell any securities. Full details of the terms and conditions of the Tender Offer and Consent Solicitation are included in its Offer to Purchase and Consent Solicitation Statement, dated February 27, 2012 (the “Offer to Purchase”). The Tender Offer and Consent Solicitation are made solely by means of the Offer to Purchase.

About Holly Energy Partners, L.P.:

Holly Energy Partners, L.P. (“HEP”) headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. HEP owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Wyoming and Kansas. In addition, HEP owns a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.

All statements, other than statements of historical fact, included in this press release are forward-looking statements, including, but not limited to, statements identified by the words “anticipate”, “project”, “expect”, “plan”, “goal”, “forecast”, “intend”, “could”, “believe”, “may” and similar expressions and statements regarding our business strategy, plans and objectives for future operations. These statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to: risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored or throughput in HEP’s terminals and tanks; the economic viability of HollyFrontier Corporation, Alon USA, Inc. and HEP’s other customers; the demand for refined petroleum products in markets HEP serves; HEP’s ability to successfully purchase and integrate additional operations in the future; HEP’s ability to complete previously announced or contemplated acquisitions; the availability and cost of additional debt and equity financing; the possibility of reductions in production or shutdowns at refineries utilizing HEP’s pipeline, terminal and tankage facilities; the effects of current and future government regulations and policies; HEP’s operational efficiency in carrying out routine operations and capital construction projects; the possibility of terrorist attacks and the consequences of any such attacks; our ability to consummate the tender offer; the impact of fees, expenses and charges related to the financing transactions described in this press release on HEP’s results of operations; general economic conditions; and other financial, operations and legal risks and uncertainties detailed from time to time in HEP’s Securities and Exchange Commission filings. Other factors described herein, or factors that are unknown or unpredictable, could also have a material adverse effect on future results. Please read “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011. Except as required by securities laws, we do not intend to update these forward-looking statements and information.

FOR FURTHER INFORMATION, Contact:

Bruce R. Shaw, Senior Vice President and Chief Financial Officer

M. Neale Hickerson, Vice President, Investor Relations

Holly Energy Partners, L.P.

214/871.3555